Exhibit 10.4.1

AMENDMENT NO. 2

TO THE

SUPPLEMENTAL RETIREMENT INCOME AGREEMENT

BY AND BETWEEN

BROOKLINE BANK

AND

CHARLES H. PECK

WHEREAS, Charles H. Peck (“Employee”) and Brookline Bank (the “Bank”) are parties to a Supplemental Retirement Income Agreement which was originally effective February 28, 1995 and amended in 1999 (the “Agreement”); and

WHEREAS, the Bank and the Employee wish to amend the Agreement to clarify that the annual “Average Compensation” on which the retirement benefit is based includes salary and bonus but excludes all except a limited amount ($10,000) of other items that may be considered “compensation” for purposes of federal income taxes; and

WHEREAS, the Bank and the Employee wish to amend the definition of Normal Retirement Benefit to clarify the method for determining the value of any lump distribution from the Savings Bank Employee Retirement Association Pension Plan for purposes of the offset to the Normal Retirement Benefit; and

WHEREAS, the Bank and the Employee wish to amend the definition of “Benefit Period” to clarify that in the event the Employee dies while still employed by the Bank, the benefit period shall end 180 months thereafter, which is similar to the treatment of a benefit period in the event of retirement prior to death (in which event the benefit period is the later to occur of death or the expiration of 180 months after retirement); and

WHEREAS, the Bank and the Employee wish to amend the Agreement to either clarify or eliminate certain provisions that are no longer relevant or necessary due to the passage of time.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree to the following amendments to the Agreement:

1.             The definition of “Average Compensation” set forth in Section 1 of the Agreement is hereby amended for clarification purposes as follows:

“Average Compensation” shall mean the average of the Compensation received by the Employee in the three (3) calendar years in the ten (10) calendar-year period prior to the Employee’s Retirement which produces the highest rate of Compensation.

2.             The definition of “Benefit Period” set forth in Section 1 is hereby amended to read in its entirety as follows:

“Benefit Period” shall mean, in the case where Employee Retires prior to death, the period commencing on the date the Employee Retires and ending on the later to occur of (i) said Employee’s death or (ii) the expiration of 180 months from the Employee’s Retirement; and in the case where the Employee dies while still employed by the Bank, the period commencing on the date of the Employee’s death and ending on the later to occur of (i) the expiration of 180 months from the Employee’s death and (ii) the date upon which Employee would have attained (if he had survived to such date) the Life Expectancy Age.

3.             The definition of “Compensation” set forth in Section 1 is hereby amended to read in its entirety as follows:

“Compensation” shall mean the Employee’s total annual base salary and bonus, and no more than $10,000 of other items that may be considered “compensation” for purposes of federal income taxes (such as vested restricted stock shares and the “spread” realized in connection with exercises of stock options).

4.             The definition of “Normal Retirement Benefit” set forth in Section 1 is hereby amended to read in its entirety as follows:

“Normal Retirement Benefit” shall mean an annual sum which is equal to seventy percent (70%) of Average Compensation reduced by the Actuarial Equivalent Benefit of any distribution which the Employee, his beneficiaries or his estate are entitled to receive from the Savings Banks Employee

Retirement Association Pension Plan or any other qualified retirement plan maintained by the Bank derived from Bank contributions and one-half of any Social Security benefits.

5.             Section 1 is hereby amended to add the following defined term:

“Actuarial Equivalent Benefit” shall mean an amount of equal value expressed as an amount of income payable for the Benefit Period.  All actuarial calculations shall use the following assumptions:

Mortality:	1971 Individual Annuity Mortality Table set back three years,

Interest:	6% per annum

or such other rates as would be required of a qualified plan pursuant to Internal Revenue Code Section 417(e) or any amendment or successor thereto.

6.             The definition of “Total Disability” or “Totally Disabled” set forth in Section 1 is hereby deleted in its entirety.

7.             Section 6, captioned “Disability,” is hereby deleted in its entirety.

8.             The definition of “Early Retirement Benefit” set forth in Section 1 is hereby deleted in its entirety.

9.             Section 4 is hereby amended to eliminate any reference to an Early Retirement Benefit, and as amended shall read in its entirety as follows,:

(a)   Except as set forth in (b) below, commencing on the first day of the first month after the Employee’s Retirement, and on the first day of each month thereafter until the expiration of the Benefit Period, the Bank shall pay to the Employee (or to the Beneficiary if the Employee is not then living) an amount equal to the Monthly Benefit.  Alternatively, and at any time, in lieu of future Monthly Benefits due hereunder, the Bank may elect a Lump Sum benefit payment to Employee or the Beneficiary, as the case may be.

(b)   Notwithstanding anything herein to the contrary, in the event of (i) a Change in Control; (ii) the Bank’s Tier 1 or primary capital falls below 6%, or (iii) the combined capital ratio of the Bank and the Company falls below 7%, the Employee shall have an irrevocable right to request an immediate lump sum payment of the actuarial equivalent present value of the Normal Retirement Benefit.

10.           All other terms and provisions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Brookline Bank and Brookline Bancorp, Inc. have caused this Amendment No. 2 to the Agreement to be executed and their seal to be affixed hereunto by its duly authorized officer, and the Employee has signed this Amendment No. 2 on the 7th day of February, 2007.

BROOKLINE BANK

By:	/s/ William V. Tripp, III
William V. Tripp, III

BROOKLINE BANCORP, INC.

By:	/s/ William V. Tripp, III
William V. Tripp, III

EMPLOYEE

/s/ Charles H. Peck
Charles H. Peck